Exhibit (h)(2)(f)

AMENDMENT TO ADMINISTRATION AGREEMENT

AMENDMENT made as of July 1, 2020 to the Administration Agreement (the “Agreement”) dated as of June 29, 2007, as amended, modified or supplemented from time to time, by and between TCW FUNDS, INC., a corporation organized under the laws of Maryland (the “Fund”) and State Street Bank and Trust Company (“State Street”), a Massachusetts trust company. Defined terms used herein shall have the same meaning as set forth in the Agreement.

WHEREAS, the Fund and State Street have entered into the Agreement for the provision by State Street of certain administrative services to the Fund;

WHEREAS, the Fund and State Street desire to amend the Agreement to extend the term thereof;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Section 8 (a) of the Agreement is hereby amended by deleting the first paragraph of such Section in its entirety and inserting the following paragraph in lieu thereof:

“This Agreement shall remain in effect until June 30, 2022 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2.

This Amendment contains the entire understanding between the parties with respect to the transaction contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement, this Amendment shall control, but the Agreement shall otherwise remain in full force and effect.

3.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

TCW FUNDS, INC.

By: /s/ David S. DeVito
Name: David S. DeVito
Title: Executive Vice President and Chief Operating Officer